Exhibit 3.4

MEMBER’S AGREEMENT

THIS AGREEMENT (this “Agreement”) between the undersigned sole member (“Member”) of Quad/Graphics Marketing, LLC, a Wisconsin limited liability company (the “Company”), for purposes set forth below, and Andrew R. Schiesl (the “Organizer”) solely for the purpose of making the acknowledgment at the end of this Agreement, is effective as to the Member as of the date of its execution hereof.

WITNESSETH:

WHEREAS, the Member has caused the formation of the Company by having the Organizer file with the Wisconsin Department of Financial Institutions Articles of Organization, a copy of which is attached hereto and incorporated by this reference, as provided in the Wisconsin Limited Liability Company Law (the “WLLCL”); and

WHEREAS, the Member is hereby affirming its membership in the Company, acknowledging the contributions and the values thereof made by it, and assenting to the operation of the Company under the WLLCL without amendment by an operating agreement.

NOW, THEREFORE, in consideration of the premises and promises herein contained, the undersigned does hereby agree as follows:

1.                                      The Company’s purpose is to conduct any lawful business permitted under the WLLCL.

2.                                      The Member has contributed the property described on the Property Schedule attached hereto, which contribution the Member has valued as set forth thereon as required by Section 183.0501 of the WLLCL. The Member has not agreed to make any additional contributions to the Company.

3.                                      Solely for purposes of determining compliance with Section 183.0801 of the WLLCL, the assignee or transferee of a membership interest shall be considered a member of the Company, but shall otherwise have only those rights and interests of an assignee unless and until admitted as a member pursuant to the WLLCL.

4.                                      The Company is to be dissolved and its business wound up as provided in the WLLCL.

5.                                      The provisions of the WLLCL relating to a limited liability company, the management of which has been vested in its members, shall apply to the operations and management of the Company.

6.                                      This Agreement shall be governed by the laws of the State of Wisconsin without regard to the principles of conflicts of law and may only be amended in writing signed by the Members.

IN WITNESS WHEREOF, the Member has executed this Agreement as of the 8th day of October, 2012.

By:	/s/ Andrew R. Schiesl
Quad/Graphics, Inc.